UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                             SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        THE PANDA PROJECT, INC
                          (Name of Issuer)

                            COMMON STOCK
                   (Title of Class of Securities)

                             69833F104
                           (CUSIP Number)

Check the following box if a fee is being paid with this statement
[ ]. (A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                        Page 2 of 4 Pages

CUSIP 69833F104               13G

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      STANFORD W. CRANE, JR.
      ###-##-####

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) []
                                                        (B) []

3     SEC USE ONLY

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES OF AMERICA

                                    5  SOLE VOTING POWER

     NUMBER OF                         2,283,000
      SHARES
   BENEFICIALLY                     6  SHARED VOTING POWER
     OWNED BY
      EACH                             204,860 JOINTLY WITH WIFE
    REPORTING
      PERSON                        7  SOLE DISPOSITIVE POWER
       WITH
                                       2,283,000

                                    8  SHARED DISPOSITIVE POWER

                                       204,860 JOINTLY WITH WIFE

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,487,860

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*

      [ ]    NOT APPLICABLE

11    PERCENT OR CLASS REPRESENTED BY AMOUNT IN ROW (9)
      20.4%

12    TYPE OF REPORTING PERSON
      IN

CUSIP No. 69833F104            13G          Page 3 of 4 Pages

UNITED STATES SECURITIES AND EXCHANGE COMMISSION SCHEDULE 13G

ITEM 1(A)   NAME OF ISSUER:  The Panda Project, Inc.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            901 Yamato Road
            Boca Raton, Florida  33431

ITEM 2(A)   NAME OF PERSON FILING:  Stanford W. Crane, Jr.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:
            901 Yamato Road
            Boca Raton, Florida  33431

ITEM 2(C)   CITIZENSHIP:  United States of America

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:  Common Stock

ITEM 2(E)   CUSIP NUMBER:  69833F104

ITEM 3      TYPE OF REPORTING PERSON:  Not Applicable

ITEM 4      OWNERSHIP:  Please see Items 5-11 of the Cover Page

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not
            Applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON:   Not Applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY:  Not Applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
            Not Applicable

ITEM 9      NOTICE OF DISSOLUTION GROUP:  Not Applicable

ITEM 10     CERTIFICATION:  Not Applicable

CUSIP No. 69833F104              13G          Page 4 of 4 Pages


                               SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, it is certified that the information set forth in this statement is true, complete and correct.



                                        Dated  February 2, 1998

                                        /s/  STANFORD W. CRANE, JR.
                                        ---------------------------
                                        Stanford W. Crane, Jr.